EXHIBIT 99.1
                          UCI MEDICAL AFFILIATES, INC.
                 REPORTS SECOND QUARTER FISCAL YEAR 2008 RESULTS


Columbia, SC - May 14, 2008 - UCI Medical Affiliates, Inc. (OTC Bulletin Board:
UCIA) announced today that revenue for the quarter ended March 31, 2008 increased eight percent to $20,892,000 from $19,372,000 for the quarter ended March 31, 2007.

The Company reported net income of $508,000 or $.05 per share for the quarter ended March 31, 2008, as compared to net income of $1,009,000 ($.10 per share) for the quarter ended March 31, 2007.

 "We are pleased that revenue growth remains solid despite the economic downturn," says Dr. Michael Stout, President and Chief Executive Officer. "Our newer offices contribute to that revenue growth, but until fully established, will also continue to depress our margins. With the opening of our two offices in Florence (South Carolina) this quarter, we bring our brand of outstanding, convenient medical care to that region."

The Company's March 31, 2008 balance sheet reflects total assets of $29,746,000 as compared to $30,722,000 at September 30, 2007 while stockholders' equity at March 31, 2008 was $18,609,000 as compared to $17,871,000 at September 30, 2007.

UCI Medical Affiliates, Inc. provides nonmedical management and administrative services for a network of 61 freestanding medical centers, 60 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (39 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 18 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, one as Carolina Orthopedic and Sports Medicine in South Carolina, and one as Doctors Wellness Center in South Carolina).

Certain of the statements contained in this Report on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Form 10-Q that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this report and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact:          Jerry F. Wells, Jr., CPA
                  Executive Vice President and Chief Financial Officer UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278
                  www.doctorscare.com
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